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                                                                    EXHIBIT 99.1




24/7 Media Acquires Email Marketing Leader ConsumerNet

24/7 Media Becomes Largest Single Source for Opt-in Email Addresses

NEW YORK, August 10, 1999 - 24/7 Media, Inc. (NASDAQ: TFSM), one of the largest Internet media companies, today announced a $52 million acquisition, subject only to standard closing conditions, of ConsumerNet, a leading provider of email marketing solutions, and the Internet's largest cooperative "opt-in" email database. This acquisition brings the total number of names 24/7 Media has under management to more than 11 million, and positions the Company as the largest single source for opt-in email addresses. The acquisition also further enhances the ability of the 24/7 Media to offer integrated multimedia campaigns that utilize the strengths of e-mail and banners.

ConsumerNet acquires, manages and markets self-reported consumer preference information from both online and offline data sources, creating the industry's largest opt-in cooperative database of demographic and psychographic consumer preference information. The company's database consists of more than three million consumers who have "opted-in" and have provided self-reported information in more than 20 major categories. Merging its technological and database management expertise, ConsumerNet generates in-depth consumer profiles that reveal behavioral purchasing patterns. These findings enable ConsumerNet's clients to target promotions to consumers. Members of the ConsumerNet Alliance consist of more than 125 Web sites, including Fox Interactive, GameSpot, Columbia TriStar, BMG and RCA. More information about ConsumerNet can be found at www.consumernet.com.

The addition of ConsumerNet further positions 24/7 Media as the definitive leader in email marketing, offering the first comprehensive suite of database driven e-mail marketing services. Its end-to-end solutions include data enhancement, database creation, lead and sales generation, list management, list brokerage, e-mail delivery, mail plan consultation, modeling, analysis and reporting.

"Email marketing is known as the 'killer app' but its potential as a prospecting tool has been limited by the lack of available opt-in lists - until now," said Michael Rowsom, senior vice president of 24/7 Media. "This acquisition clearly positions 24/7 Media as the leader in email marketing - setting the benchmark for others to follow."

As a result of the acquisition, ConsumerNet will be merged with 24/7 Mail, an independent subsidiary of 24/7 Media, Inc., and its management team will be become an integral part of the 24/7 Mail division, led by Michael Rowsom. The ConsumerNet management team includes Paul Chachko,CEO and Troy Scheer, President.



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"This  marriage of  functionality  and data  unleashes  the  potential  of email marketing by offering an unparalleled suite of services to direct marketers," said Paul Chachko, CEO of ConsumerNet. "With the addition of ConsumerNet, 24/7 Mail now offers the largest single source of highly targetable opt-in email addresses."

About 24/7 Media, Inc.

Reaching more than half of all online users in the U.S., 24/7 Media, Inc. is one of the largest Internet media companies. Through its global online advertising and direct marketing networks, 24/7 Media provides a full-suite of online media sales services to advertisers and Web publishers. Through its flagship networks, 24/7 Media represents more than 2.1 billion ad impressions per month on more than 275 high-profile sites covering more than 20 countries. In 1999, 24/7 Media acquired Sift, Inc., a leading e-mail marketing company that operates as 24/7 Mail, an independent subsidiary of 24/7 Media. 24/7 Media also owns and operates 24/7 Profilz(tm), the first online co-op database of Web user profiles used to deliver targeted online banner and email campaigns. Based in New York, 24/7 Media, Inc. is a publicly traded company (NASDAQ: TFSM) with offices in 28 cities in 15 countries. For more information please visit www.247media.com.

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